Exhibit 5.1

New Skies Satellites Holdings Ltd.
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda

20 May, 2005

Dear Sirs

New Skies Satellites Holdings Ltd. (the “Company”)

We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 4,500,000 common shares of par value US$0.01 (the “Shares”) pursuant to the New Skies Satellites Holdings Ltd. 2005 Stock Incentive Plan (the “Plan”), (the “Registration Statement”).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”) together with such other documentation, as we have considered requisite to this opinion.  Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

(a)                                  the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)                                 that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)                                  the genuineness of all signatures on the Documents;

(d)                                 the authority, capacity and power of each of the persons signing the Documents;

(e)                                  that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)                                    that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the implementation and performance of the Plan by the Company or any other person or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(g)                                 that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, accurately record the resolutions adopted by all the Directors (or, where applicable, by every member of a committee of the Directors) and Shareholders of the Company as unanimous written resolutions of the Board (or, where applicable, such committee) and the Shareholders and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Plan, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein; and

(h)                                 that the Company has entered into its obligations under the Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Plan would benefit the Company.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)                                  The Company is an exempted company incorporated with limited liability and is validly existing and is in good standing under the laws of Bermuda.  The Company possesses the capacity to sue and be sued in its own name.

(2)                                  The Company has all requisite corporate power and authority to enter into and perform its obligations under the Plan and to issue the Shares.

(3)                                  The execution, delivery and performance by the Company of the Plan and the issue of the Shares thereby have been duly authorised by all necessary corporate action on the part of the Company.

(4)                                  When duly issued and paid for pursuant to and in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, non-assessable shares of the Company.

(5)                                  Registered holders of fully paid Shares will bear no personal liability for debts or obligations of the Company, under the laws of Bermuda, as a result solely of their status as shareholders of the Company.

Reservations

We have the following reservations:

(a)                                  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)                                 In paragraph (1) above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.

(c)                                  The holders of Shares and other persons may be affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or other laws or other legal procedures affecting generally the enforcement of creditors’ rights, so as to attach personal liability for the debts of the Company, but such liability will not attach to such holders solely by virtue of their holding of Shares.

(d)                                 Any reference in this opinion to Shares being “non-assessable” shall mean, in relation to fully-paid Shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of Shares, that: no holder of Shares shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no holder of Shares shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a holder of Shares, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Disclosure

This opinion is addressed to you in connection with the Registration Statement and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.  Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby Spurling Hunter
Appleby Spurling Hunter

SCHEDULE

1.                                       The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted at 9:15 a.m. on 20 May 2005 (the “Company Search”).

2.                                       The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted at 9:00 a.m. on 20 May 2005  in respect of the Company (the “Litigation Search”).

3.                                       Copies of the Certificate of Incorporation, Memorandum of Association and of the Bye-Laws adopted with effect from 13 May 2005 for the Company (collectively referred to as the “Constitutional Documents”).

4.                                       A copy of the unanimous written resolutions of the Directors dated 26 January 2005 and 4 May 2005, unanimous written resolutions of the Shareholders dated 4 May 2005 and unanimous written resolutions of the Company’s Pricing Committee dated 10 May 2005 (the “Resolutions”).

5.                                       An electronic copy of the Plan with document identification number NY02.2434576.3 received by email from Simpson Thacher & Bartlett at 4.51 p.m. on 17 May 2005.

6.                                       A Certificate of Compliance dated 20 May 2005, issued by the Registrar of Companies in respect of the Company.